Exhibit 99.1

ATLAS PIPELINE PARTNERS, L.P.

REPORTS RECORD ADJUSTED EBITDA OF $66.4 MILLION FOR THE

THIRD QUARTER 2007

Philadelphia, PA, November 1, 2007 – Atlas Pipeline Partners, L.P. (NYSE: APL) (the “Partnership”) today reported record adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”), a non-GAAP (generally accepted accounting principles) measure, of $66.4 million for the third quarter 2007 compared with $20.6 million for the prior year third quarter. Distributable cash flow totaled $45.7 million for the third quarter 2007 compared to distributable cash flow of $14.6 million for the comparable prior year quarter. The Partnership’s distribution coverage ratio for the third quarter 2007 was approximately 1.2x. The quarter-over-quarter results were favorably impacted by contributions from the Chaney Dell and Midkiff/Benedum systems, which the Partnership acquired in July 2007, and higher volumes on its other systems. System-wide volumes were approximately 1.2 billion cubic feet per day (“bcfd”) for the third quarter 2007 compared with 0.6 bcfd for the prior year comparable quarter, an increase of approximately 83%. Increased throughput volume on the NOARK interstate pipeline system (“NOARK”) and an increase in Appalachia gathered natural gas also contributed to the aggregate growth in system volumes. On a GAAP basis, the Partnership recognized a net loss of $24.5 million for the third quarter 2007, largely related to one-time, non-cash charges totaling $45.2 million, primarily related to non-cash compensation expense, non-cash derivative expense and accelerated amortization of deferred financing costs. The non-cash compensation expense resulted from incentive compensation agreements with certain key employees located in our Mid-Continent headquarters in Tulsa, OK. These awards are based upon the accomplishment of certain predetermined performance targets through December 2008 related to various acquisitions, including the acquisition of the Chaney Dell and Midkiff/Benedum systems. The compensation expense amount recorded for these common unit awards reflects management’s current estimate with regard to the achievement of the predetermined performance targets. The accelerated amortization of deferred finance costs was associated with the Partnership’s replacement of its credit facility in July 2007 with a new $300.0 million revolving credit facility in connection with its acquisition of the Chaney Dell and Midkiff/Benedum systems.

On July 27, 2007, for a payment of approximately $1.9 billion, the Partnership acquired control of Anadarko Petroleum Corporation’s (NYSE: APC) (“Anadarko”) 100% interest in the Chaney Dell natural gas gathering system and processing plants located in Oklahoma and its 72.8% undivided joint interest in the Midkiff/Benedum natural gas gathering system and processing plants located in Texas (the “Assets”). The Chaney Dell System includes 3,470 miles of gathering pipeline and three processing plants, and the Midkiff/Benedum System includes 2,500 miles of gathering pipeline and two processing plants. The transaction was effected by the formation of two joint venture companies which own the respective systems. In connection with this acquisition, the Partnership reached an agreement with Pioneer Natural Resources Company (NYSE: PXD – “Pioneer”), which held a right of first refusal to purchase the Midkiff/Benedum system. Pioneer provides approximately 50% of the natural gas processed by the Midkiff/Benedum system under its obligation to connect its wells within a certain distance of the Midkiff/Benedum system. Under this new agreement, Pioneer waived its right of first refusal and extended its obligation to the Midkiff/Benedum system an additional 10 years through 2022. The Partnership granted to Pioneer, which currently holds a 27.2% interest in the Midkiff/Benedum system, an option to buy up to an additional 14.6% interest in the Midkiff/Benedum system one year after the closing of the Partnership’s acquisition of Anadarko’s interest, and up to an additional 7.5% interest two years after the closing of the Partnership’s acquisition of Anadarko’s interest. If the options are fully exercised, Pioneer would increase its interest in the system to approximately 49.2%. Pioneer would pay approximately $230 million, subject to certain adjustments, for the additional 22% interest if fully exercised. The Partnership will manage and control the Midkiff/Benedum system regardless of whether Pioneer exercises the purchase options.

The Partnership funded the purchase price of the acquisition in part from a private placement of 25.6 million common limited partner units, generating gross proceeds of $1.125 billion. Atlas Pipeline Holdings, L.P. (NYSE: AHD) (“Atlas Holdings”), the parent of the Partnership’s general partner, purchased 3.8 million of the 25.6 million common limited partner units issued by the Partnership. The Partnership funded the remaining purchase price with an $830.0 million senior secured term loan which matures in July 2014 and a partial advance against a new $300.0 million senior secured revolving credit facility which matures in July 2013. Atlas Holdings, which owns all of the incentive distribution rights in the Partnership, has agreed to allocate a portion of its future incentive distribution rights back to the Partnership in connection with the Anadarko acquisition, namely up to $5.0 million of incentive distribution rights per quarter to the Partnership through the quarter ended June 30, 2009, and up to $3.75 million per quarter thereafter.

The Partnership declared a record quarterly cash distribution for the third quarter 2007 of $0.91 per common limited partner unit on October 23, 2007, an increase of $0.06 per unit or 7.1% from the comparable prior year period. The third quarter 2007 distribution will be paid on November 14, 2007 to all unitholders of record as of November 7, 2007. Total distributions declared for the third quarter 2007 of $39.7 million represent a 162% increase from the prior year comparable quarter. The Partnership established distribution guidance at a range of $1.78 to $1.85 per common limited partner unit for the second half of 2007 and $3.80 to $4.00 per common limited partner unit for 2008, while also trending the targeted distribution coverage ratio towards 1.2x.

“The record results this quarter are truly gratifying, but I’m extremely hopeful that in this case the past is only prologue,” stated Edward E. Cohen, Chairman and Chief Executive Officer of Atlas Pipeline. “When we next report, we will have the advantage of a full quarter incorporating our new acquisition and the further advantage, we expect, of a full integration of these operations into our system.”

Segment Analysis

Mid-Continent

Excluding the effect of an $11.5 million derivative expense, the Mid-Continent segment recognized total revenue of $244.6 million for the third quarter 2007, an increase of $134.9 million from the prior year comparable quarter. This increase principally reflects the contribution from the acquisition of the Chaney Dell and Midkiff Benedum systems of $135.0 million and higher system volumes. Average gross natural gas processed volume from July 27, 2007, the date of acquisition, through September 30, 2007 was 250.0 MMcfd for the Chaney Dell system and 106.6 MMcfd for the Midkiff/Benedum system. There were 81 new wells connected to the Chaney Dell system during the third quarter 2007 and there were 59 new wells connected to the Midkiff/Benedum system for the same period. For the Elk City/Sweetwater system, average gross natural gas processed volume for the third quarter 2007 was 231.2 MMcfd, a 69.8% increase from the third quarter 2006. The Partnership connected 18 new wells to the Elk City/Sweetwater system during the third quarter 2007 compared with 13 new wells for the prior year comparable quarter. For the NOARK system, average Ozark Gas Transmission throughput volume was 325.7 MMcfd during the third quarter 2007, a 43.5% increase from the third quarter 2006. The Velma system’s average processed natural gas volume of 62.0 MMcfd for the third quarter 2007 represented a 6.3% increase over the prior year comparable quarter. The Partnership connected 13 new wells to its Velma system during the third quarter 2007.

Appalachia

Total revenue for the Appalachia system was $9.1 million for the third quarter 2007 compared with $7.1 million for the third quarter 2006, an increase of $2.0 million due principally to higher throughput volume and higher realized transportation rates. Throughput volume increased to 71.9 MMcfd for the third quarter 2007 compared with 63.9 MMcfd for the third quarter 2006 resulting from the connection of new wells to the Appalachia gathering system. The Appalachia system’s average transportation rate per thousand cubic feet (“mcf”) was $1.32 for the third quarter 2007, a 10.9% increase from $1.19 per mcf for the prior year third quarter. During the third quarter 2007, 189 new wells were connected to the Appalachia gathering system compared with 149 new wells for the prior year comparable quarter, representing a 27% increase. Additionally, 252 wells were added to the Appalachia system during the third quarter 2007 due to the acquisition of a natural gas gathering and processing system in August 2007, which has a processing capacity of 10.0 MMcfd and was acquired for $6.1 million.

Corporate and Other

General and administrative expense, including amounts reimbursed to affiliates, increased $32.4 million to $37.8 million for the third quarter 2007 from $5.4 million for the third quarter 2006. This increase was primarily related to a $30.2 million increase in non-cash compensation expense arising from vesting of phantom and common unit awards and higher costs associated with managing our operations. Certain common unit awards of the Partnership are based upon the accomplishment of certain predetermined performance targets for consummated acquisitions, including the acquisition of the Chaney Dell and Midkiff/Benedum systems, through December 2008. The amount recorded for these common unit awards reflect management’s current estimate with regard to the achievement of the predetermined performance targets. Depreciation and amortization increased $10.0 million to $16.2 million for the third quarter 2007 due primarily to the depreciation associated with the Chaney Dell and Midkiff/Benedum assets acquired by the Partnership in July 2007 and the Partnership’s expansion capital expenditures incurred subsequent to the third quarter 2006, including the Sweetwater processing facility.

Interest expense increased to $24.0 million for the third quarter 2007, an increase of $18.3 million from the prior year third quarter. This increase was primarily related to interest associated with the Partnership’s $830.0 million term loan, which was issued in July 2007 and partially funded its acquisition of the Chaney Dell and Midkiff/Benedum systems, additional borrowings under its credit facility to finance its expansion capital expenditures, and $5.0 million of accelerated amortization of deferred finance costs associated with the Partnership’s replacement of its credit facility in July 2007 with a new $300.0 million revolving credit facility. At September 30, 2007, the Partnership had $1,158.0 million of total debt, including an $830.0 million term loan that matures in 2014, $294.4 million of senior unsecured notes that mature in 2015 and $33.5 million of outstanding borrowings under its $300.0 million credit facility.

Interested parties are invited to access the live webcast of an investor call with management regarding the Partnership’s third quarter 2007 results on Friday, November 2, 2007 at 9:00 am ET by going to the Investor Relations section of the Partnership’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 11:00 am ET on Friday, November 2, 2007. To access the replay, dial 1-888-286-8010 and enter conference code 46464454.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern and western Texas and the Texas panhandle, the Partnership owns and operates eight gas processing plants and a treating facility, as well as approximately 7,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Atlas Pipeline Holdings, L.P. is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.5 million common units of Atlas Pipeline Partners.

Atlas Energy Resources, LLC is an energy concern focused on the development and production of natural gas and, to a lesser extent, oil principally in the eastern United States. Atlas Energy sponsors and manages tax advantaged investment partnerships, in which it co-invests, to finance the exploration and development of its acreage in the Appalachian Basin and drills on its own account in the Antrim Shale of Michigan. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact investor relations at bbegley@atlasamerica.com.

Atlas America, Inc. owns an approximate 64% limited partner interest in Atlas Pipeline Holdings, L.P. and an approximate 49% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC (NYSE: ATN). For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, inability of the Partnership to successfully integrate the operations at the acquired systems, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary

(in thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
STATEMENTS OF OPERATIONS
Revenue:
Natural gas and liquids	$229,891	$99,997	$436,859	$296,083
Transportation, compression, and other fees – affiliates	8,495	6,951	24,673	22,659
Transportation, compression, and other fees – third parties	12,948	6,726	33,374	20,882
Other income (loss)	(9,034)	6,872	(39,654)	8,233

Total revenue and other income (loss)	242,300	120,546	455,252	347,857

Costs and expenses:
Natural gas and liquids	174,727	89,679	349,639	252,577
Plant operating	9,108	3,853	18,153	11,006
Transportation and compression	3,555	2,714	9,877	7,639
General and administrative	36,424	5,069	48,735	13,465
Compensation reimbursement – affiliates	1,392	378	2,820	1,983
Depreciation and amortization	16,176	6,152	29,381	16,685
Interest	24,040	5,700	38,126	18,191
Minority interest	1,376	—	1,376	118

Total costs and expenses	266,798	113,545	498,107	321,664

Net income (loss)	(24,498)	7,001	(42,855)	26,193
Preferred unit dividend effect	—	—	(3,756)	—
Preferred unit imputed dividend cost	(624)	(627)	(1,858)	(1,262)

Net income (loss) attributable to common limited partners and the general partner	$(25,122)	$6,374	$(48,469)	$24,931

Allocation of net income (loss) attributable to common limited partners and the general partner:
Common limited partners’ interest	$(28,242)	$2,567	$(58,854)	$13,664
General partner’s interest	3,120	3,807	10,385	11,267

Net income (loss) attributable to common limited partners and the general partner	$(25,122)	$6,374	$(48,469)	$24,931

Net income (loss) attributable to common limited partners per unit:
Basic	$(0.90)	$0.20	$(3.05)	$1.07

Diluted	$(0.90)	$0.19	$(3.05)	$1.05

Weighted average common limited partner units outstanding:
Basic	31,449	13,076	19,270	12,818

Diluted	31,449	13,248	19,270	12,975

Capital expenditure data:
Maintenance capital expenditures	$2,328	$843	$3,800	$2,921
Expansion capital expenditures	47,937	25,088	89,860	58,822

Total	$50,265	$25,931	$93,660	$61,743

	September 30, 2007	December 31, 2006
Balance Sheet Data (at period end):
Cash and cash equivalents	$24,808	$1,795
Total assets	2,807,871	786,884
Total debt	1,157,963	324,083
Total partners’ capital	1,422,482	379,134

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Segment Information

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Mid-Continent
Revenue:
Natural gas and liquids	$229,511	$99,997	$436,479	$296,083
Transportation, compression, and other fees	12,793	6,707	33,183	20,817
Other income (loss)	(9,133)	6,754	(39,918)	7,709

Total revenue and other income (loss)	233,171	113,458	429,744	324,609

Costs and expenses:
Natural gas and liquids	174,471	89,679	349,383	252,577
Plant operating	9,108	3,853	18,153	11,006
Transportation and compression	1,943	1,389	5,443	4,029
General and administrative	34,806	3,590	43,506	9,753
Depreciation and amortization	14,992	5,200	26,007	14,034
Minority interest	1,376	—	1,376	118

Total costs and expenses	236,696	103,711	443,868	291,517

Segment profit (loss)	$(3,525)	$9,747	$(14,124)	$33,092

Appalachia
Revenue:
Natural gas and liquids	$380	$—	$380	$—
Transportation, compression, and other fees – affiliates	8,494	6,951	24,673	22,659
Transportation, compression, and other fees – third parties	156	19	191	65
Other income	99	118	264	524

Total revenue and other income	9,129	7,088	25,508	23,248

Costs and expenses:
Natural gas and liquids	256	—	256	—
Transportation and compression	1,612	1,325	4,434	3,610
General and administrative	1,505	929	4,025	2,848
Depreciation and amortization	1,184	952	3,374	2,651

Total costs and expenses	4,557	3,206	12,089	9,109

Segment profit	$4,572	$3,882	$13,419	$14,139

Reconciliation of segment profit (loss) to net income (loss):
Segment profit (loss):
Mid-Continent	$(3,525)	$9,747	$(14,124)	$33,092
Appalachia	4,572	3,882	13,419	14,139

Total segment profit (loss)	1,047	13,629	(705)	47,231
Corporate general and administrative expense	(1,505)	(928)	(4,024)	(2,847)
Interest expense	(24,040)	(5,700)	(38,126)	(18,191)

Net income (loss)	$(24,498)	$7,001	$(42,855)	$26,193

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARES

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Reconciliation of net income (loss) to adjusted net income (loss):
Net income (loss)	$(24,498)	$7,001	$(42,855)	$26,193
Effect of prior period items (1)	—	—	—	1,090
Effect of certain items (2)	—	1,971	—	(1,596)

Adjusted net income (loss)	$(24,498)	$8,972	$(42,855)	$25,687

Reconciliation of net income (loss) to non-GAAP measures(3):
Net income (loss)	$(24,498)	$7,001	$(42,855)	$26,193
Depreciation and amortization	16,176	6,152	29,381	16,685
Interest expense	24,040	5,700	38,126	18,191

EBITDA	15,718	18,853	24,652	61,069
Non-cash derivative expense (income)	8,430	(1,851)	39,256	(2,107)
Non-cash compensation expense	31,834	1,623	36,110	4,125
Unrecognized economic impact of Anadarko acquisition(4)	10,423	—	10,423	—
Effect of prior period items (1)	—	—	—	1,090
Effect of certain items (2)	—	1,971	—	(1,596)

Adjusted EBITDA	66,405	20,596	110,441	62,581
Interest expense	(24,040)	(5,700)	(38,126)	(18,191)
Minority interest share of interest expense	—	—	—	938
Amortization of deferred financing costs (included within interest expense)	5,622	548	6,690	1,753
Maintenance capital expenditures	(2,328)	(843)	(3,800)	(2,921)

Distributable cash flow	$45,659	$14,601	$75,205	$44,160

(1)

During June 2006, the Partnership identified measurement reporting inaccuracies on three newly installed pipeline meters. To adjust for such inaccuracies, which related to natural gas volume gathered during the third and fourth quarters of 2005 and first quarter of 2006, the Partnership recorded an adjustment of $1.2 million during the second quarter of 2006 to increase natural gas and liquids cost of goods sold. If the $1.2 million adjustment had been recorded when the inaccuracies arose, reported net income would have been reduced by approximately 2.7%, 8.3%, and 1.4% for the third quarter of 2005, fourth quarter of 2005, and first quarter of 2006, respectively. Management of the Partnership believes that the impact of these adjustments is immaterial to its current and prior financial statements.

(2)

Includes the addback of $3.6 million of unfavorable revisions to previously estimated producer volumes, $0.8 million of estimated unrecoverable costs and loss of revenue as a result of the temporary outage at a Velma compressor station due to fire damage sustained, and $0.4 million of lower condensate revenue due to evaporation caused by unusually warm temperatures in the areas where the Partnership operates. These amounts are partially offset by a $2.7 million gain on sale of certain gathering pipelines in the Velma system.

(3)

EBITDA and distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of the Partnership believes that EBITDA and distributable cash flow provide additional information for evaluating the Partnership’s ability to make distributions to its common unitholders and the general partner, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. EBITDA is also a financial measurement that, with certain negotiated adjustments, is utilized within the Partnership’s financial covenants under its credit facility. EBITDA and distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

(4)

The acquisition of the Chaney Dell and Midkiff/Benedum systems was consummated on July 27, 2007, although the acquisitions' effective date was July 1, 2007. As such, the Partnership receives the economic benefits of ownership of the assets as of July 1, 2007. However, in accordance with accounting regulations, the Partnership has only recorded the results of the acquired assets commencing on the closing date of the acquisition.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARES

Operating Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Mid-Continent – Velma System
Natural Gas
Gross natural gas gathered – mcfd(1)	63,757	62,113	62,531	61,641
Gross natural gas processed – mcfd(1)	61,968	58,296	60,555	58,881
Gross residue natural gas – mcfd(1)	49,502	45,724	47,487	46,042
Natural Gas Liquids
Gross NGL sales – bpd(1)	6,215	6,598	6,386	6,536
Condensate
Gross condensate sales – bpd(1)	254	205	222	209
Mid-Continent – Elk City/Sweetwater System
Natural Gas
Gross natural gas gathered – mcfd(1)	299,450	284,461	298,724	270,957
Gross natural gas processed – mcfd(1)	231,152	136,101	224,521	134,169
Gross residue natural gas – mcfd(1)	211,368	123,275	206,011	121,661
Natural Gas Liquids
Gross NGL sales – bpd(1)	9,782	6,049	9,351	6,016
Condensate
Gross condensate sales – bpd(1)	143	59	228	125
Mid-Continent – Chaney Dell System(2)
Natural Gas
Gross natural gas gathered – mcfd(1)	255,649	—	255,649	—
Gross natural gas processed – mcfd(1)	249,982	—	249,982	—
Gross residue natural gas – mcfd(1)	222,508	—	222,508	—
Natural Gas Liquids
Gross NGL sales – bpd(1)	12,678	—	12,678	—
Condensate
Gross condensate sales – bpd(1)	564	—	564	—
Mid-Continent – Midkiff/Benedum System(2)
Natural Gas
Gross natural gas gathered – mcfd(1)	150,061	—	150,061	—
Gross natural gas processed – mcfd(1)	106,601	—	106,601	—
Gross residue natural gas – mcfd(1)	93,859	—	93,859	—
Natural Gas Liquids
Gross NGL sales – bpd(1)	20,702	—	20,702	—
Condensate
Gross condensate sales – bpd(1)	1,754	—	1,754	—
Mid-Continent – NOARK system
Ozark Gas Transmission throughput – mcfd(1)	325,652	226,962	311,562	236,331
Appalachia
Throughput – mcfd(1)	71,876	63,909	66,888	61,473
Average transportation rate per mcf(1)	$1.32	$1.19	$1.36	$1.35

(1)	“Mcf” represents thousand cubic feet; “Mcfd” represents thousand cubic feet per day; “Bpd” represents barrels per day.
(2)

Volumetric data for the Chaney Dell System and Midkiff/Benedum system for the three and nine months ended September 30, 2007 represents volumes recorded for the 66-day period from July 27, 2007, the date of acquisition, through September 30, 2007.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Current Mid-Continent Segment Hedge Positions

(as of November 1, 2007)

Natural Gas Liquids Sales

Production Period Ended December 31,	Volumes	Average Fixed Price
	(gallons)	(per gallon)
2007	42,651,000	$0.893
2008	61,362,000	0.706
2009	8,568,000	0.746

Crude Oil Sales Options (associated with NGL volume)

Production Period Ended December 31,	Crude Volume	Associated NGL Volume	Average Crude Strike Price	Option Type
	(barrels)	(gallons)	(per barrel)
2007	390,000	25,789,680	$60.00	Puts purchased
2007	390,000	25,789,680	75.15	Calls sold
2008	3,744,600	249,257,484	60.00	Puts purchased
2008	3,744,600	249,257,484	79.38	Calls sold
2009	4,752,000	324,233,280	60.00	Puts purchased
2009	4,752,000	324,233,280	78.68	Calls sold
2010	2,413,500	169,282,890	60.00	Puts purchased
2010	2,413,500	169,282,890	77.28	Calls sold

Natural Gas Sales

Production Period Ended December 31,	Volumes	Average Fixed Price
	(mmbtu)(1)	(per mmbtu)(1)
2007	1,449,000	$8.197
2008	5,484,000	8.795
2009	5,724,000	8.611
2009	2,820,000	8.635

Natural Gas Basis Sales

Production Period Ended December 31,	Volumes	Average Fixed Price
	(mmbtu)(1)	(per mmbtu)(1)
2007	1,449,000	$(0.729)
2008	5,484,000	(0.727)
2009	5,724,000	(0.513)
2010	2,820,000	(0.572)

Natural Gas Purchases

Production Period Ended December 31,	Volumes	Average Fixed Price
	(mmbtu)(1)	(per mmbtu)(1)
2007	3,909,000	$8.633	(2)
2008	16,260,000	8.923	(3)
2009	15,564,000	8.680
2010	7,200,000	8.635

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Current Mid-Continent Segment Hedge Positions

(as of November 1, 2007)

Natural Gas Basis Purchases

Production Period Ended December 31,	Volumes	Average Fixed Price
	(mmbtu)(1)	(per mmbtu)(1)
2007	3,909,000	$(1.048)
2008	15,276,000	(1.186)
2009	14,820,000	(0.686)
2010	7,200,000	(0.560)

Crude Oil Sales

Production Period Ended December 31,	Volumes	Average Fixed Price
	(barrels)	(per barrel)
2007	17,600	$56.477
2008	65,400	59.424
2009	33,000	62.700

Crude Oil Sales Options

Production Period Ended December 31,	Volumes	Average Strike Price	Option Type
	(barrels)	(per barrel)
2007	189,300	60.000	Puts purchased
2007	189,300	75.363	Calls sold
2008	691,800	60.000	Puts purchased
2008	691,800	78.004	Calls sold
2009	738,000	60.000	Puts purchased
2009	738,000	80.622	Calls sold
2010	402,000	60.000	Puts purchased
2010	402,000	79.341	Calls sold
2011	30,000	60.000	Puts purchased
2011	30,000	74.500	Calls sold
2012	30,000	60.000	Puts purchased
2012	30,000	73.900	Calls sold

(1)	Mmbtu represents million British Thermal Units.
(2)	Includes the Partnership’s premium received from its sale of an option for it to sell 1,200,000 mmbtu of natural gas at an average price of $17.00 per mmbtu for the year ended December 31, 2007.
(3)	Includes the Partnership’s premium received from its sale of an option for it to sell 936,000 mmbtu of natural gas for the year ended December 31, 2008 at $15.50 per mmbtu.